Exhibit 99.1

Press Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES
CLOSING OF TERM LOAN CREDIT FACILITY REFINANCING

Tampa, FL – December 24, 2018 – Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”) a provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today announced that it closed on a five-year $325 million term loan credit facility with The Prudential Insurance Company of America and other syndicate lenders (the “Term Loan Refinancing”). OSG’s subsidiary, Overseas Bulk Ships, Inc. (“OBS”) and certain of its subsidiaries obtained the new loan facility to refinance and replace its existing term loan facility with Jefferies Finance LLC, as administrative agent, and certain other lenders (the “OBS Term Loan”). The new Term Loan Refinancing bears interest at an annual rate equal to the prevailing 30-Day LIBOR plus a margin of 500 basis points and are secured by the issued and outstanding stock of OBS. The performance of the borrowers’ obligations under the Term Loan Refinancing are guaranteed by OSG and certain other assets. The Term Loan Refinancing credit agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the various loan parties and their respective subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Proceeds of the Term Loan Refinancing were used to refinance the OBS Term Loan. Upon the closing of the Term Loan Refinancing, the OBS Term Loan was terminated.
In connection with this refinancing transaction, OSG also amended its $75 million secured asset-based revolving loan facility with Wells Fargo Bank, N.A. (the “OBS ABL Facility”) by reducing the maximum credit line available and extending the term through August 2, 2019. The amendment also reduced the number of vessels serving as collateral for the OBS ABL Facility.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 21 vessel U.S. Flag fleet consists of five ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. MSP. In addition to the currently operating fleet, OSG has on order two additional non-Jones Act MR tankers and one Jones Act compliant barge which are scheduled for delivery in 2019 and 2020 respectively. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.
Investor Relations & Media Contact:
Susan Allan, Overseas Shipholding Group, Inc.
(813) 209-0620
sallan@osg.com